  Exhibit 6.2

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “First Amendment”), is made as of this 19th day of January, 2017 (the “Effective Date”), by and between USAA REAL ESTATE COMPANY, a Delaware corporation (“Seller”); and HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership, or its permitted assigns (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement regarding the purchase of the Property (the “Agreement”), effective as of December 28, 2016, which Property is more particularly described in the Agreement.

B. The parties have agreed to modify and amend the Agreement as more particularly set forth in this First Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Definitions. All capitalized terms used this in this First Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2. No Public Disclosure. Section 12.7 of the Agreement is hereby modified to include the following paragraph following the existing language contained in Section 12.7:

Notwithstanding the foregoing, Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission (“SEC”)), audited financial statements, pro forma financial statements and other financial information related to the Property for up to one (1) fiscal year prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information” ). If Purchaser or its principals give notice to Seller that it is (or they are) obligated to provide such information, following the Closing and for a period of ninety (90) days thereafter, Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information; provided, however, Seller shall not be required to (i) incur any out of pocket expenses or costs unless Purchaser reimburses Seller for the same, or (ii) provide information that was previously made available to Purchaser.  For a period of ninety (90) days after Closing, Seller shall maintain, and after reasonable advance written notice from Purchaser, Seller shall provide to Purchaser copies of such books and records of Seller and its property manager reasonably related to the Property except as otherwise limited by the terms of this Agreement.  Further, so long as the persons in charge of management of the Property at the time of Closing remain in the employ of Seller or an affiliate of Seller, after reasonable written notice to Seller, it will make such persons available for interview; provided, however, that Seller shall be allowed to have other representatives present during any such interviews. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’ s, or any of Seller’ s affiliate’ s or member’ s (collectively with Seller, the “Seller Financial Parties”), capital structure or debt, (b) any Seller Financial Parties’  financial analyses or projections, investment analyses, account summaries or other documents prepared solely for any Seller Financial Parties’  internal purposes or not directly related to the operation of the Property, (c) any Seller Financial Parties’  tax returns, or (d) any Seller Financial Parties’  financial statements (other than Property-level financial statements otherwise required pursuant to this Section 12.7). Seller acknowledges and agrees that any information provided or made available pursuant to this Section 12.7 will, to Seller’s knowledge at the time provided, be true, accurate and complete in all material respects. Purchaser acknowledges and agrees that Purchaser may not use any information provided pursuant to this Section 12.7 or the results of its review or interviews pursuant to this Section 12.7 to pursue any claim against any Seller or any of the Seller Financial Parties.

3. Ratification. The parties hereby ratify and affirm the Agreement, which Agreement shall remain in full force and effect, except as specifically modified by this First Amendment.

4. Counterpart Signatures. This First Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

5. Facsimile and PDF Signatures. Handwritten signatures to this First Amendment transmitted by telecopy or electronic mail (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party to this First Amendment shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this First Amendment.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

SELLER:

USAA REAL ESTATE COMPANY, a
Delaware corporation

By:      /s/ John Post
Name: John Post
Title:   Deputy CFO
Date:   January 19, 2017

BUYER:

HC GOVERNMENT REALTY HOLDINGS, L.P., a
Delaware limited partnership

By:    /s/ Robert R. Kaplan
Title: Authorized Signatory
Date: January 18, 2017